Exhibit 99.1

Michael D. Herman

December 2, 2014

Board of Directors

Enservco Corporation

501 South Cherry St., Ste. 320

Denver, CO 80246

Dear Gentlemen,

It has been my distinct pleasure to serve as Chairman of the Board of Directors of Enservco Corporation for these last four and a half years. However, I regret to inform you that I am no longer able to continue in that capacity. This decision was not informed by any disagreement with the Company relating to the Company’s operations, policies, or practices, but was made for personal reasons.

Please, therefore, accept my resignation as Chairman of the Board of Directors of Enservco, effective immediately.

I approve the language of the Form 8-K reporting my resignation which you have provided to me.

Sincerely yours,

/s/ Michael D. Herman

Michael D. Herman